EXHIBIT 10.39

July 8, 2004

Revised August 2, 2004

Brian Anderson

[Address]

Re:	Baxter Officer’s Employment Termination and General Release Agreement

Dear Brian:

This letter confirms our agreement concerning the termination of your employment with Baxter Healthcare Corporation and its affiliates (“Company”). We have agreed to the following provisions as a final and complete resolution of all matters, whether now known or unknown, arising out of your employment, and termination of employment, with the Company.

Your employment with the Company is terminated effective July 31, 2004 (“Termination Date”). Between now and your Termination Date you are expected to transition your responsibilities in a full and professional manner.

The Company shall pay you the lump sum of $1,818,000.00 as transition assistance. As additional consideration for this Agreement, should the company fund the current year’s Officer Incentive Compensation Plan (“OICP”), you will remain eligible to receive a bonus pro-rated as of June 30, 2004, subject to the Company’s financial performance, achievement of your individual performance objectives as of the date of your termination, and all other terms and conditions of the Plan.

All amounts payable to you are expressed as amounts prior to payment or withholding of any taxes. As a result, all amounts payable to you will be reported to appropriate governmental agencies as taxable income to the extent required, and withholding will be made. The Company will not gross-up the amounts or otherwise reimburse you for the taxes you pay relating to such amounts.

As additional consideration for this Agreement, the company will pay up to $50,000.00 for senior financial planning assistance and for senior executive level outplacement/coaching assistance by the firms of Ernst & Young and Scherer Schneider Paulick LLP, respectively, provided that you commence utilizing such assistance not later than sixty (60) days following your Termination Date.

You acknowledge the following regarding your benefits:

•	You will be paid for your earned and unused vacation time in a lump sum after your Termination Date.

•	You will be receiving information from the Baxter Employee Benefits Center (“BEBC”) (telephone number 1-800-254-3780) regarding your ability to continue your medical benefits. In this regard, in accordance with federal law (“COBRA”) you may elect to continue your medical and dental benefits for up to eighteen (18) months following your Termination Date. Should you elect continued coverage under COBRA, the company will provide you with a lump sum payment to cover the first six (6) months of COBRA premiums.

•	Your participation, if any, in the Company’s Employee Stock Purchase Plan will cease on your Termination Date. For information, contact the Baxter Benefits Line at 1-800-254-3780.

•	Your Officer perquisites will cease upon your Termination Date.

•	Your vested, accrued benefits, if any, in the Pension Plan and the Incentive Investment Plan will be distributed in accordance with each plan’s respective provisions.

•	Your vested stock options must be exercised in accordance with their terms and conditions. As further consideration for this Agreement, the Compensation Committee of the Baxter Board of Directors has approved the vesting of your unvested options as of your Termination Date. All stock options vesting on your Termination Date must be exercised within three (3) years of this date. Contact the Baxter Benefits Line at 1-800-254-3780 for further information.

•	To preserve your rights and/or to make various elections under the Company’s Flexible Benefits Program and Pension Plan, you must complete the forms sent to you by the BEBC. To make elections under the Incentive Investment Plan, you must call the Baxter Benefits Line at 1-800-254-3780.

You acknowledge that the additional benefits provided in this Agreement exceed the benefits you would normally receive, and that those extra benefits are provided by the Company in exchange for your signing this Agreement.

The Company may terminate its payments to you under this Agreement if you fail to comply with any of your obligations under this Agreement. The company also retains the right to seek repayment of any amounts previously paid to you pursuant to this Agreement if you fail to comply with any of your obligations under this Agreement.

In exchange for the benefits under this Agreement, you waive and release any and all claims (whether known or unknown) against the Company that arose out of or relate to your employment with the Company and/or your termination of employment with the Company. By example, you release and waive your right to file or participate as a class member in any claims or lawsuits (whether or not you now know of the basis for the claims or lawsuits) with federal or state agencies or courts against the Company and its employee benefit plans, including their present and former directors, officers, employees, agents, representatives, successors and fiduciaries. By further example, this waiver and release includes, but is not limited to, any and all claims of unlawful discrimination with regard to age, race, sex, color, religion, national origin and disability under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Americans With Disabilities Act, as amended, or any other federal or state laws or statutes, all claims for wrongful employment termination or breach of contract and any other claim whatsoever, including, but not limited to, claims relating to public policy or tort claims, retaliatory discharge claims, defamation claims, intentional infliction of emotional distress claims, invasion of privacy claims, personal injury claims, claims for back pay, claims for compensatory and/or punitive damages, claims for costs and/or attorneys’ fees, claims relating to legal restrictions on the Company’s right to terminate employees or pursuant to any other claims whatsoever, arising out of or relating to your employment with and/or separation of employment from the Company and/or any other occurrence to the date of this Agreement. You also hereby waive any claims against Baxter associated with your participation in and/or the creation, administration, lending under and guarantees of the Shared Investment Plan of 1999 (SIP). This waiver and release also apply to your heirs, assigns, executors and administrators. This waiver and release do not waive rights or claims that may arise after the date this Agreement is signed.

In executing this Agreement, you further agree that for a period of two (2) years after your Termination Date you will provide full cooperation and assistance to the company upon request in connection with any government investigations or legal claims brought against or by the company related to matters within the scope of your employment at Baxter, including but not limited to the ongoing Securities and Exchange Commission investigation that began on July 7, 2003. Such request(s) by the company shall take into account your prior personal and business commitments. You will be reimbursed for any reasonable expenses associated with providing such assistance. In addition, following the second anniversary of your Termination Date, you will be paid a per diem of $3,000.00 per day for providing such assistance, unless you are compelled by subpoena to provide testimony in any legal matter relating to the scope of your employment at Baxter. As a former officer of the Company, you are also entitled to indemnification in connection with any claims concerning matters within the scope of your responsibilities at Baxter, to the fullest extent permitted under Baxter’s Certificate of Incorporation and the Company’s Directors and Officers liability coverage.

You further agree that you will not seek, nor shall you accept future employment with the Company.

During your employment with the Company, you have had access to confidential and proprietary information. The Company maintains a proprietary interest in all such confidential data. Accordingly, you agree that you will not use or disclose to any entity or person, either directly or indirectly, this confidential information. You also agree that for a period of two (2) years after termination of your employment with Baxter you will not render services, directly or indirectly, to any competing organization when rendering such services might potentially involve the disclosure or use of confidential information and/or proprietary or trade secret information.

You agree that for a period of two (2) years after your Termination Date you will not actively solicit, entice, persuade or induce any individual who is employed by the Company to terminate such employment for the purpose of providing services in an executive, scientific, administrative or consulting capacity to your subsequent employer, or to your own business venture, nor shall you authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

You agree that you will not voluntarily assist any person in bringing or pursuing legal action against Baxter, its agents, successors, representatives, employees and related and/or affiliated companies, based on events occurring prior to the date of this Agreement.

You further agree: (a) not to disparage the Company, its employees or products; (b) not to engage in actions contrary to the interests of the Company; (c) not to disclose or allow disclosure of any provisions of this Agreement except to your spouse or domestic partner, attorney and/or financial advisor, unless required to do so by law; (d) to conduct the transition period between the date of this Agreement and the Termination Date in a constructive and positive manner, and (e) to return to the Company, on or before your Termination Date, all Company property, including proprietary information and that this is a condition precedent to you receiving the additional benefits provided to you under this Agreement.

In executing this Agreement you further warrant that you have no knowledge of any violations of law or Baxter’s Global Business Practices Standards you have not previously disclosed to the appropriate individuals at Baxter.

You understand, acknowledge and agree that:

A.	You have been given a full twenty-one (21) days within which to consider this Agreement before executing it.

B.	You have carefully read and fully understand all of the provisions in this Agreement.

C.	You are, through this Agreement, releasing Baxter, its directors, officers, employees, agents, representatives, successors, benefit plans, fiduciaries and related and/or affiliated companies from any and all claims you may have.

D.	You knowingly and voluntarily agree to all of the terms set forth in this Agreement.

E.	You knowingly and voluntarily intend to be legally bound by this Agreement.

F.	You were advised and hereby are advised in writing to consider the terms of this Agreement. You have the right to consult with an attorney of your choice, at your expense, prior to executing this Agreement.

G.	You have a full seven (7) days following your execution of this Agreement to revoke this Agreement by delivering a written notice of revocation to your HR department. You have been and hereby are advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired.

H.	You understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sec. 621, et seq.) that may arise after the date this agreement is executed are not waived.

Any claims arising out of or relating to this Agreement (or the breach thereof) shall be conducted pursuant to and resolved by final, binding and non-appealable arbitration, conducted in Chicago, Illinois by a single arbitrator in accordance with the rules of the Center for Public Resources (“CPR”) then in effect.

You agree and acknowledge that no promises have been made which are not included in this Agreement and that this Agreement contains the entire understanding between you and the Company. You acknowledge that the terms of this Agreement are contractually binding. If any portion of this Agreement is declared invalid or unenforceable, the remaining portions of this Agreement will continue in force. Any amendments to this Agreement must be in writing and signed by all parties to the Agreement. This Agreement shall be construed and enforced pursuant to the laws of the State of Illinois.

By the actions and obligations set forth above, Baxter admits no wrongdoing or liability. Further, this Agreement and termination of your employment do not in any way suggest any violation of law or Company policy relating to you, but instead reflect a mutually agreed upon transition for both parties.

If you agree to the terms outlined in this Agreement, then please sign two copies and return one of them to me by August 23, 2004. Otherwise, I will assume that you rejected this Agreement.

Sincerely,

/s/ Karen May	/s/ Robert L. Parkinson

Karen May	Robert L. Parkinson

Corporate Vice President, Human Resources	Chairman and CEO

ACCEPTED AND AGREED:

/s/ Brian P. Anderson
(Signature)

Brian P. Anderson
(Print Name)

8/17/2004
(Date)

Officer release 6/04 US